Exhibit 23.1

KPMG LLP 99 High Street Boston, MA 02110-2371	Telephone Fax Internet	617 988 1000 617 507 8321 www.us.kpmg.com
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Independent Bank Corp.:
We consent to the use of our reports dated March 10, 2009, with respect to the consolidated balance sheets of Independent Bank Corp. as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholders’ equity, comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of Independent Bank Corp. incorporated herein by reference.
Boston, Massachusetts
May 7, 2009
KPMG LLP, a U.S. limited liability partnership, is the U.S.
member firm of KPMG International, a Swiss cooperative.